Exhibit 10.21

TRANSITION & SEPARATION AGREEMENT

This Transition and Separation Agreement (this “Agreement”), dated as of March 7, 2023 (the “Effective Date”), is made and entered into by and between AGS, LLC, a Delaware limited liability company (the “Company”), and Victor Gallo (the “Executive”).

RECITALS

A.    The Executive is employed by the Company as its General Counsel and Secretary (“Executive”) and is a party to that certain employment agreement dated as of October 21, 2018, between the Executive and the Company (the “Employment Agreement”).

B.    The parties have agreed that the Executive’s employment with the Company shall terminate effective as of July 31, 2023 (the “Expiration Date”), and the Executive has agreed to assist in the smooth transition of the Executive’s functions as reasonably directed by the Company, including the transition of the Executive’s functions as General Counsel to the newly appointed Chief Legal Officer.

C.    In connection with the foregoing, the Executive and the Company desire to enter into a mutually satisfactory arrangement concerning, among other things, the terms of the Executive’s separation from service as an employee with the Company, the terms of the Executive’s service during a transition period, and other matters related thereto.

D.    The parties intend for this Agreement to supersede all prior agreements that the Executive has with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

Section 1.    Transition Period; Termination of Employment.

(a)    Term. The term of the Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue until the Expiration Date, unless terminated earlier in accordance with Section 1(f) below. The period of time from the Effective Date through the Termination Date (as defined below) is herein referred to as the “Term.”

(b)    Duties; Board Service. During the Term, the Executive agrees to provide services relating to the Company’s corporate strategy (which shall include collaboration with the senior management team of the Company and its affiliates), the smooth transition of the Executive’s current duties and responsibilities to the successor and such other matters as reasonably requested by the Chief Executive Officer and/or the Board of Directors of PlayAGS, Inc. (the “Board”). The Executive may be appointed to serve as a director of the Board or any board of the Company’s subsidiaries and affiliates (or any committees thereof), subject to approval by the Board and Chief Executive Officer of the Company (“Post-Transition Board Service”). In the event the Executive joins the Board the Executive shall not be entitled to any cash fees or payments in respect of service on the Board, whether during the Term or thereafter, until all payments due to the Executive under this Agreement have been paid (including the Severance Benefits outlined under Sections 2(b)(i) through 2(b)(iii) below if applicable, but excluding the continued equity vesting as provided under Section 2(b)(iv)).

(c)    Principal Place of Employment. During the Term, the Executive will work on a fully remote basis; provided that the Executive shall attend meetings at the Company’s headquarters with the senior management team of the Company and its affiliates and the Board on a quarterly basis, or as otherwise mutually agreed upon by the Executive and the Company.

(d)    Base Salary; Annual Bonus; and Employee Benefits. During the Term, the Executive shall receive a base salary at a rate determined by the Chief Executive Officer and the Board; provided, that such base salary shall in no event be less than $306,000 per annum. In addition, the Executive shall remain eligible to receive an annual performance-based bonus under the Company’s annual incentive plan during the Term, with an annual target bonus opportunity of no less than 75% of his base salary, to the extent that any such bonus is earned, and such bonus shall be payable at the same time that bonuses are paid to other members of the senior management team (e.g., the Chief Executive Officer and Chief Financial Officer). During the Term, the Executive shall be entitled to continue to participate in the Company’s benefit plans and programs (including life, disability, medical, dental, 401(k) and vacation) that are in effect for its employees from time to time, subject to the terms and conditions of such plans.

(e)    Equity. During the Term, the Executive shall be eligible to participate in the Company’s annual equity award grant cycle as applicable to employees and receive equity awards pursuant to the PlayAGS, Inc. Omnibus Incentive Plan (the “Equity Plan”), subject to approval by the Board (which shall not be unreasonably withheld). Following the Term, to the extent that that Executive provides Post-Transition Board Service, the Executive shall be eligible to receive equity awards consistent with the Company’s equity grant practices for its members of the Board.

(f)    Termination Date. The Executive hereby acknowledges and agrees that, unless otherwise agreed to by and between the Executive and the Company, the Executive’s separation from service from the Company and from any other position he holds as an officer, director, committee member, or other service provider of the Company and its subsidiaries will become effective as of the close of business on the Expiration Date; provided, that such separation from service may occur earlier upon the Executive’s death, a termination due to his Disability (as defined below), the Executive’s voluntary resignation (with or without Good Reason, as defined below), a termination by the Company without Cause (as defined below) or a termination by the Company for Cause (in any case, an “Early Termination,” and the earlier of the Expiration Date and an Early Termination, the “Termination Date”).

(g)    Status with the Company Post-Termination. The Executive shall not represent himself after the Termination Date as being an employee, officer, director, agent, or representative of the Company or any of its subsidiaries for any purpose (other than as a non-employee director of the Board in connection with Post-Transition Board Service, to the extent applicable). The Termination Date shall be the termination date of the Executive’s employment for purposes of any compensation or benefits payable to the Executive as an employee of the Company as described in this Section 1, and participation in and coverage under all benefit plans and programs sponsored by or through the Company, except as otherwise provided in Section 2 hereunder.

Section 2.    Payments and Benefits Upon Termination of Employment; Change in Control.

(a)    Accrued Benefits. Notwithstanding anything herein to the contrary, the Executive shall receive, as soon as reasonably practicable following the Termination Date (i) his accrued but unpaid base salary through and including the Termination Date and (ii) all other payments or benefits to which the Executive shall be entitled under the terms of any applicable Company compensation or benefit plan, program or arrangements or applicable law (collectively, the “Accrued Benefits”).

(b)    Severance Benefits. Upon the Expiration Date, or the Executive’s earlier termination of employment by the Company without Cause or by the Executive for Good Reason, subject in each case to (x) the Executive’s execution of a general release of claims in a form and manner satisfactory to the Company (which must be signed by the Executive and become irrevocable on or prior to the 60th day following the Termination Date) (the “Release Requirement”), and (y) the Executive’s compliance with the post-termination obligations and restrictive covenants as described in Section 3 below, the Company shall provide the Executive with the following benefits (the “Severance Benefits”):

(i)    a cash amount equal to the sum of (A) eighteen (18) months of the Executive’s base salary and (B) one and a half (1.5) times the annual target bonus, payable in accordance with the Company’s customary payroll practices in substantially equal installments during the period beginning on the Termination Date and ending on the earlier to occur of (A) the eighteen (18) month anniversary of the Termination Date and (B) the first date that the Executive violates any of the restrictive covenants contained herein (the “Severance Period”);

(ii)    continued coverage during the Severance Period (or until the Executive becomes eligible for comparable coverage under the medical health plans of a successor employer, if earlier) for the Executive and any eligible dependents under the Company’s health and welfare plans in which the Executive and any such dependents participated in immediately prior to the date of the Executive’s termination of employment, to the extent permitted thereunder and subject to any active-employee cost-sharing or similar provisions in effect for the Executive thereunder as of immediately prior to the date of the Executive’s termination of employment; provided that such coverage shall not be provided in the event the Company would be subject to any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”) or other penalty or liability pursuant to the provisions of the Patient Protection and Affordable Care Act of 2010 (as amended from time to time), and in lieu of providing the coverage described above, the Company shall instead pay to the Executive a fully taxable monthly cash payment in an amount such that, after payment by the Executive of all taxes on such payment, the Executive retains an amount equal to the applicable premiums for such month, with such monthly payment being made on the last day of each month for the remainder of the Severance Period. For the avoidance of doubt, the Executive’s health benefit coverage from the Company during the Severance Period shall run concurrent with the health continuation coverage period mandated by Section 4980B of the Code;

(iii)    pro-rated annual bonus for the year in which the Termination Date occurs, based on actual performance results and payable at the same time that the Company pays other members of the senior management team (e.g., the Chief Executive Officer and Chief Financial Officer) their annual bonuses; and

(iv)    acceleration and vesting of 100% of the Executive’s then-outstanding and unvested equity awards (“Equity Acceleration Treatment”); provided that, notwithstanding the foregoing, if the Executive joins the Board immediately following the Expiration Date in connection with the Post-Transition Board Service, in lieu of the Equity Acceleration Treatment, the Executive’s then-outstanding and unvested equity awards shall be subject to the following treatment: (A) for the duration of the Executive’s service on the Board during the Post-Transition Board Service, the Executive’s then-outstanding and unvested equity awards shall continue to vest in accordance with the terms of the applicable award agreements, and (B) upon the cessation of the Executive’s service from the Board, any then outstanding and unvested equity awards shall be subject to the Equity Acceleration Treatment.

(c)    Change in Control. Upon a Change in Control, the Executive shall be entitled to acceleration and vesting of 100% of the Executive’s then-outstanding and unvested equity awards, subject to the Executive’s continued service (whether as an employee or director) with the Company through the date of such Change in Control. For purposes of this Section 2, “Change in Control” shall have the meaning set forth in the Equity Plan.

(d)    Cause. “Cause” shall mean the Executive’s termination of employment based upon any one of the following, as determined in good faith by the Company or the Board: (i) illegal fraudulent conduct, (ii) conviction of or plea of “guilty” or “no contest” to any crime constituting a felony or other crime involving dishonesty, breach of trust, moral turpitude or physical harm to any person, (iii) a determination by the Company or the Board that the Executive’s involvement with the Company would have a negative impact on the Company’s ability to receive or retain any licenses, (iv) being found unsuitable for, or having been denied, a gaming license, or having such license revoked by a gaming regulatory authority in any jurisdiction in which the Company or any of its subsidiaries or affiliates conducts operations, (v) willful or material misrepresentation to the Company or to members of the Board relating to the business, assets or operations of the Company, (vi) refusal to take any action that is consistent with the Executive’s obligations and responsibilities hereunder as reasonably directed by the Company or the Board, if such refusal is not cured within five days of written notice from the Company or the Board, or (vii) material breach of any agreement with the Company and its affiliates, which material breach has not been cured within 30 days written notice from the Company or the Board.

(e)    Good Reason. “Good Reason” shall mean a material diminution of the Executive’s duties, title, reporting structure, or base salary; provided that, the Executive may not terminate employment for Good Reason unless the Executive provides written notice to the Company within 90 days after the Executive’s first having knowledge of the Good Reason event, and the Company has not cured such event within 30 days of receiving such notice.

(f)    Disability. “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 90 business days within a one-year period as a result of incapacity due to physical or mental illness that is determined to be permanent by a physician selected by the Company or its insurers who is also reasonably acceptable to the Executive or the Executive’s legal representative.

(g)    No Further Payments or Benefits. The Executive hereby acknowledges and agrees that the payments provided pursuant to this Agreement are in full discharge of any and all liabilities and obligations of the Company to the Executive, monetarily or with respect to employee benefits or otherwise, including, but not limited to, any and all obligations arising under any written or oral agreement, policy, plan, or procedure of the Company, or any actual or purported understanding or arrangement between the Executive and the Company (or anyone purporting to act on the Company’s behalf).

(h)    Executive’s Breach of Post-Employment Obligations. If the Executive breaches any of his continuing obligations as described in Section 3 below, the Severance Period shall terminate, and all subsequently scheduled payments shall cease.

(i)    Early Termination. Notwithstanding anything herein to the contrary, in the event of an Early Termination (other than by the Company without Cause or by the Executive with Good Reason), the Executive shall not be entitled to any further payments or benefits from the Company, including, without limitation, any future payments of base salary and the Severance Benefits, other than the Accrued Benefits.

Section 3.    Continuing Obligations. The Executive hereby acknowledges and agrees to abide by the restrictive covenants set forth in Annex A hereto and all of the covenants and other provisions set forth in any other agreement between the Executive and the Company that by their terms survive the termination of the Executive’s employment (the “Continuing Obligations”).

Section 4.    Section 409A.

(a)    For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A.

(b)    Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) (as determined in accordance with the methodology established by the Company as in effect on the date of the Executive’s “separation from service” (within the meaning of Treasury Regulations Section 1.409A-1(h)), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of separation from service and (iii) the Executive is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to the Executive prior to the date that is six (6) months after the date of the Executive’s separation from service or, if earlier, ten (10) days following the Executive’s date of death; following any applicable six (6)-month delay, all such delayed payments, plus interest based on the applicable rate as of the date payment would have been made but for the Section 409A delay, will be paid in a single lump sum on the earliest permissible payment date.

(c)    Any payment or benefit due or payable on account of the Executive’s separation from service that represents a “deferral of compensation” within the meaning of Section 409A shall commence to be paid or provided to the Executive sixty-one (61) days following the Executive’s separation from service; provided that the Executive executes, if required by Section 2, the release described therein, within sixty (60) days following his “separation from service.” Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulations §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A, and shall be paid under any such exception to the maximum extent permitted. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment,” “termination,” or words and phrases of similar import, shall be deemed to refer to the Executive’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(d)    Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is eligible for exemption from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs. To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one (1) calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

Section 5.    Section 280G.

(a)    If there is a change of ownership or effective control or change in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G of the Code) (a “280G CIC”) and any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (A) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (B) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”, and the Executive shall be entitled to payment of whichever amount that shall result in a greater after-tax amount for the Executive. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, the reduction in payments and/or benefits will occur in the following order: (1) first, reduction of cash payments, in reverse order of scheduled payment date (or if necessary, to zero), (2) then, reduction of non-cash and non-equity benefits provided to the Executive, on a pro rata basis (or if necessary, to zero) and (3) then, cancellation of the acceleration of vesting of equity award compensation in the reverse order of the date of grant of the Executive’s equity awards.

(b)    Unless the Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making such determination, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.

Section 6.    Withholding; Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, and foreign withholding and other taxes and charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

Section 7.    Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. The Executive may not assign his rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective successors, assigns, personnel, legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. In the event of the Executive’s death following a termination of his employment, all unpaid amounts otherwise due to the Executive shall be paid to his estate.

Section 8.    Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

Section 9.    Construction. This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular, and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; and (e) “herein,” “hereof,” “hereunder,” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section, or subsection.

Section 10.    Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by email or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or (unless notice of non-receipt is received by the sender) email, or if mailed, three days after mailing (one business day in the case of overnight mail or overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    If to the Company:

AGS, LLC

6775 Edmond Street, Suite 300

Las Vegas, NV 89118

Facsimile: (702) 722-6705

Attention: CEO and HR

(b)    If to the Executive, at his most recent address on the payroll records of the Company.

Section 11.    Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Executive and the Company regarding the termination of the Executive’s employment. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the Executive and the Company relating to the subject matter of this Agreement, including the Employment Agreement.

Section 12.    Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by the Executive and a duly authorized officer of Company (other than the Executive) that expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

Section 13.    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to the choice of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 14.    Arbitration. The parties agree to resolve any disputes through arbitration in Las Vegas, Nevada. This Section is governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq., and applies to any dispute brought by either party arising out of or related to the Executive’s employment including termination of the employment. This Section is intended to apply to the resolution of disputes that otherwise would be resolved in a court of law. The following claims are excluded from coverage by this Section: (1) claims for breach of Section 3 and Annex A, including any of its subparts, seeking specific performance of or injunctive relief; (2) claims that, as a matter of law, may not be subject to mandatory arbitration; and (3) claims that may be adjudicated in small claims court.

Section 15.    Counterparts. The Agreement may be executed by the parties hereto as separate counterparts and such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy or .pdf of such party’s executed counterpart of the Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

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[Signatures to appear on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

AGS, LLC

By:    /s/ David Lopez

         David Lopez

Its:    CEO

EXECUTIVE

By:    /s/ Vic Gallo

          Victor Gallo

Dated: March 7, 2023

Annex A

Restrictive Covenants

Section 1.    Confidentiality; Work Product. The term “Confidential Information” as used in this Agreement means all information disclosed, before or after the execution of this Agreement, by Company to the Executive, as well as any information to which the Executive has access or that is learned, generated or created by the Executive, whether alone or jointly with others. Confidential Information includes, but is not limited to: (i) source code and programming information, including proprietary wireless and portable computer technology software; (ii) licensing and purchasing agreements; (iii) client lists and other client data, supplier lists, pricing information and fee schedules; (iv) employment, management and consulting agreements and other organization information; (v) trade secrets and other proprietary business and management methods; (vi) competitive analysis and strategies; (vii) all other technical, marketing, operational, economic, business, management, or financial knowledge, information or data of any nature whatsoever relating to the business of Company, which has been or may hereafter be learned, generated, created, or otherwise obtained by the Executive, alone or jointly with others, whether in written, electronic, oral, or any other form; and (viii) any extracts therefrom. Confidential Information shall not include: (i) information that at the time of disclosure is publicly available, or information which later becomes publicly available through no act or omission of the Executive; (ii) information that the Executive independently developed without the use of Company’s Confidential Information; or (iii) information disclosed to the Executive by a third party not in violation of any obligations of confidentiality to the Company. The Executive agrees to only use Confidential Information for the purpose of performing his duties for the company within the course and scope of employment and will make no use or disclosure of the confidential Information, in whole or in part, for any other purpose. The Executive agrees to keep confidential all Confidential Information and to preserve the confidential and proprietary nature of the Confidential Information at all times. In the event that the Executive is requested or required by subpoena or court order to disclose any Confidential Information, it is agreed that the Executive will provide immediate notice of such request to Company and will use reasonable efforts to resist disclosure, until an appropriate protected order may be sought, or a waiver of compliance with the provisions of this Agreement granted. Upon the termination of the Executive’s employment with Company for any reason, the Executive shall return all Confidential Information and Company property in his possession including, without limitation, all originals, copies, translations, notes, or any other form of said material, without retaining any copy of duplicates thereof, and promptly to delete or destroy any and all written, printed, electronic or other material or information derived from the Confidential Information.

Section 2.    Work For Hire. The Executive understands and agrees that, to the extent permitted by law, all work, papers, reports, documentation, drawings, images, product ideas, service ideas, photographs, negatives, tapes and masters thereof, computer programs including their source code and object code, prototypes and other materials (collectively, “Work Product”), including without limitation, any and all such Work Product generated and maintained on any form of electronic media, that the Executive generates, either alone or jointly with others, during employment with Company will be considered a “work made for hire,” and ownership of any and all copyrights in any all such Work Product will belong to the Company. In the event that any portion of the Work Product should be deemed not to be a “work made for hire” for any reason, the Executive hereby assigns, conveys, transfers and grants, and agrees to assign, convey, transfer and grant to Company all of the Executive’s right, title, and interest in and to the Work Product and any copyright therein, and agrees to cooperate with Company in the execution of appropriate instruments assigning and evidencing such ownership rights. The Executive hereby waives any claim or right under “droit moral” or moral rights to object to Company’s copyright in or use of the Work Product. Any Work Product not generally known to the public shall be deemed Confidential Information and shall be subject to the use and disclosure restrictions herein.

Section 3.    Inventions. The Executive hereby assigns and agrees to assign to the Company all of the Executive’s right, title, and interest in and to any discoveries, inventions and improvements (each an “Invention,” and collectively, “Inventions”), whether patentable or not, that the Executive makes, conceives or suggests, either alone or jointly with others, while employed by Company. Any Invention that was made, conceived or suggested by the Executive, either solely or jointly with others, within one (1) year following termination of employment with Company and that pertains to any Confidential Information or business activity of Company will be irrebuttably presumed to have been made, conceived or suggested in the course of the Executive’s employment and with the use of the time, materials or facilities of Company. Any Invention not generally known to the public shall be deemed Confidential Information and shall be subject to the use and disclosure restriction herein.

Section 4.    Non-Competition. While employed by the Company and for the Restricted Period, the Executive shall not (a) provide services that are the same as or similar in function or purpose to the services the Executive provided to the Company during the Covered Period; or (b) provide such other services that are otherwise likely or probable to result in the use or disclosure of Confidential Information; to a business whose products and services include products and services offered by the Company during the Covered Period (a “Competitive Business”) within any jurisdiction or marketing area in which the Company or any of its subsidiaries is doing business or has invested and established good will in demonstrating an intent to do business during the Covered Period. The Executive’s ownership of securities of 2% or less of any publicly traded class of securities of a public company shall not violate this Section. The “Restricted Period” shall be the eighteen-month period following the date of the Executive’s termination of employment with Company. The “Covered Period” means the six (6) month period of time immediately preceding the termination of the Executive’s employment with Company. Nothing in this Agreement shall be interpreted to restrict the right of the Executive to practice law after termination of the employment relationship.

Section 5.    Non-Solicitation. During the Restricted Period, the Executive shall not, directly or indirectly, (i) solicit for employment any individual who is then an employee of the Company or its subsidiaries or who was an employee of the Company or its subsidiaries within the Covered Period (a “Covered Employee”), or (ii) contract for, hire or employ any Covered Employee earning at least $100,000 in annualized base compensation as of the Covered Employee’s most recent date of employment with the Company. During the Restricted Period, the Executive shall also not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, representative, officer or director of the Company or any of its subsidiaries to cease his or her relationship with the Company or any of its subsidiaries for any reason. In addition, during the Restricted Period, the Executive shall not, with respect to providing services to a Competitive Business, solicit for business of, any person or entity who is or was a customer of the Company or potential customer with whom the Company had initiated contact, during the Covered Period.

Section 6.    Nondisparagement. At all times during the Executive’s employment and thereafter, the Executive shall refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the Company or any of its affiliates.

Section 7.    Remedies. The parties agree that this Annex A, including its subparts (the “Covenants”), has been specifically negotiated by sophisticated parties. The Executive acknowledges and agrees that the Covenants are reasonable in light of all of the circumstances, are sufficiently limited to protect the legitimate interests of the Company and its affiliates, impose no undue hardship on the Executive, and are not injurious to the public, and further acknowledges and agrees that the Executive’s breach of the Covenants will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and that if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. Accordingly, the Executive consents and agrees that if the Executive commits any such beach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damages, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. In the event that the Covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time, over too great a geographical area, or by reason of being too extensive or vague in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical areas as to which they may be enforceable and/or to the maximum extent in all other respects as to which they be enforceable, all as determined by such court in such action.

Section 8.    Acknowledgments. The Executive acknowledges and agrees that nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal or state law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures. Notwithstanding anything to the contrary contained herein, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of Confidential Information that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s Confidential Information to the Executive’s attorney and use the Confidential Information in the court proceeding if the Executive (A) files any document containing the trade secret under seal; and (B) does not disclose the Confidential Information, except pursuant to court order.

Section 9.    Survival. This Annex A and all of its subparts shall survive the Executive’s termination of employment for any reason.

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